Exhibit 99.1

Contacts:	Francesca Marraro (media relations)	Christine Saenz (investor relations)
	(212) 857-5442	(212) 857-5986
	fmarraro@hms.com	csaenz@hms.com

HMS Holdings Corp. Announces Executive Appointments

NEW YORK, NY, September 6, 2011 —HMS Holdings Corp. (NASDAQ:HMSY), a leading provider of cost containment services for government healthcare programs, today announced the following appointments within the Office of the Chief Executive:

•                  Sean Curtin to Chief Operations Officer, responsible for product operations and shared services

•                  Christina Dragonetti to Chief Development Officer, responsible for the Company’s strategic planning and research and development functions

•                  Walter Hosp to Chief Administrative Officer. In addition to his role as Chief Financial Officer, Hosp will provide executive direction over the Company’s General & Administrative functions.

•                  Maria Perrin to Chief Business Officer, responsible for sales and business development activities across all markets

Earlier this year, the Company announced that Cynthia Nustad had joined the Company as Chief Information Officer, responsible for the Company’s healthcare information systems and technology strategy.

“All of these individuals have been instrumental in the growth of HMS Holdings,” said Bill Lucia, Chief Executive Officer. “These appointments position the Company to leverage their expertise and capitalize on the unprecedented opportunities for strategic growth within the healthcare reform environment.”

HMS Holdings Corp., through its subsidiaries, is the nation’s leader in coordination of benefits and program integrity services for healthcare payors. HMS’s clients include health and human services programs in more than 40 states; commercial programs, including commercial plans, employers, and over 120 Medicaid managed care plans; the Centers for Medicare and Medicaid Services (CMS); and Veterans Administration facilities. As a result of the company’s services, clients recovered over $1.8 billion in 2010, and saved billions of dollars more through prevention of erroneous payments.

###